                                                                  EXHIBIT 12(b)
                                                                    PAGE 1 OF 2


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                      YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------
                                           1991       1992       1993       1994       1995
                                           ----       ----       ----       ----       ----
                                                 (THOUSANDS OF DOLLARS EXCEPT RATIOS)

Net income for the period  . . . . . . . $321,512   $302,748   $297,160   $320,757   $314,107
  Add:
    Taxes based on income  . . . . . . .  218,954    197,009    182,716    203,827    207,734
    Fixed charges (see below)  . . . . .  168,380    136,227    130,914    142,411    138,071
                                         --------   --------   --------   --------   --------

Earnings available for fixed
  charges and preferred stock
  dividend requirements of Company . . . $708,846   $635,984   $610,790   $666,995   $659,912
                                         ========   ========   ========   ========   ========

  Fixed charges:
    Interest on debt . . . . . . . . . . $163,061   $125,798   $124,430   $135,608   $129,239
    Amortization of premium and
      discount, less expense, on
      debt; and bond defeasance
      cost . . . . . . . . . . . . . . .    4,148      9,521      5,170      5,504      5,502
    Rentals (see note) . . . . . . . . .    1,171        908      1,314      1,299      3,330
                                         --------   --------   --------   --------   --------
      Total fixed charges  . . . . . . . $168,380   $136,227   $130,914   $142,411   $138,071

Preferred stock dividend requirements
  of Company* (Adjusted for income
  tax effect)  . . . . . . . . . . . . .   22,213     21,852     21,537     20,514     20,808
                                         --------   --------   --------   --------   --------

Total fixed charges and preferred
  stock dividend requirements  . . . . . $190,593   $158,079   $152,451   $162,925   $158,879
                                         ========   ========   ========   ========   ========

Ratio of earnings to fixed charges
  and preferred stock dividends  . . . .     3.72       4.02       4.01       4.09       4.15
                                         ========   ========   ========   ========   ========



Note: Represents the interest factor applicable to rentals.
* See following page for supporting computation.

                                                              EXHIBIT 12(b)
                                                                PAGE 2 OF 2

                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                   YEAR ENDED DECEMBER 31,
                                         -------------------------------------------
                                           1991     1992     1993      1994     1995
                                         -------- -------- -------- -------- --------
                                            (THOUSANDS OF DOLLARS EXCEPT RATIOS)
Computation of preferred stock
  dividend requirements of Company,
  adjusted for income tax effect*
    Preferred stock dividend require-
      ments of Company, as shown on
      statement of earnings............. $ 14,059 $ 14,058 $ 14,087 $ 13,252 $ 13,250

  Less deductible preferred stock
    dividends**.........................    2,085    2,085    1,973    1,816    1,816
                                         -------- -------- -------- -------- --------

  Non-deductible preferred stock
    dividends........................... $ 11,974 $ 11,973 $ 12,114 $ 11,436 $ 11,434
                                         ======== ======== ======== ======== ========

  Excess of net income before income
    taxes over net income (percentage)
    See note below......................    68.1%    65.1%    61.5%    63.5%    66.1%
                                            ----     ----     ----     ----     ----

  Income tax effect on non-deductible
    preferred stock dividends*.......... $  8,154 $  7,794 $  7,450 $  7,262 $  7,558

  Add:
    Deductible preferred stock
      dividends (above)................     2,085    2,085    1,973    1,816    1,816
    Non-deductible preferred stock
      dividends (above)................    11,974   11,973   12,114   11,436   11,434
                                         -------- -------- -------- -------- --------

  Preferred stock dividend requirements
    of Company, adjusted for income
    tax effect.......................... $ 22,213 $ 21,852 $ 21,537 $ 20,514 $ 20,808
                                         ======== ======== ======== ======== ========

Note: Calculated as follows -
      Net income before income taxes.... $540,466 $499,757 $479,876 $524,584 $521,841
      Less net income...................  321,512  302,748  297,160  320,757  314,107
                                         -------- -------- -------- -------- --------
      Excess - Taxes based on
        income.......................... $218,954 $197,009 $182,716 $203,827 $207,734
                                         ======== ======== ======== ======== ========
      - Percentage of net income........    68.1%    65.1%    61.5%    63.5%    66.1%
                                         ======== ======== ======== ======== ========

 * Income tax adjustment to reflect pre-tax earnings required to meet preferred stock dividend.

** Dividends deductible on federal income tax return.